Exhibit 4.4

NEITHER THIS WARRANT NOR THE SHARES UNDERLYING THIS WARRANT MAY BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS (A) THEY ARE COVERED BY A REGISTRATION STATEMENT OR POST-EFFECTIVE AMENDMENT THERETO, EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) SUCH SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THAT ACT.

THE SHARES UNDERLYING THIS WARRANT ARE HELD SUBJECT TO, AND MAY BE VOTED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THAT CERTAIN VOTING TRUST AGREEMENT DATED AS OF OCTOBER 15, 2012, AND ANY AND ALL AMENDMENTS THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICES OF FREECAST, INC.

FREECAST, INC.

NON-TRANSFERABLE WARRANT TO PURCHASE
4,000,000 SHARES OF COMMON STOCK

FOR VALUE RECEIVED, TELEBRANDS CORP., a New Jersey corporation (“Telebrands”), is entitled to purchase, subject to the provisions hereof, from FREECAST, INC., a Florida corporation (the “Company”), Four Million (4,000,000) fully paid, validly issued and non-assessable shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Shares”), at a price equal to Twenty-Five Cents ($0.25) per share. The right to purchase the Shares under this Warrant is exercisable, in whole or in part, at any time subsequent to the date of this Warrant but prior to 5:00 p.m., Eastern time, on October 14, 2022; provided, however, that the Condition Precedent (as such term is hereinafter defined) shall have first been satisfied in full.

The Shares deliverable upon exercise of this Warrant (including any adjusted number of Shares issuable pursuant to the provisions of this Warrant) are hereinafter sometimes referred to as “Warrant Shares” and the exercise price per Share in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price.” This Warrant and all warrants issued upon transfer, division or in substitution hereof are hereinafter sometimes referred to as the “Warrants.”

1. Condition Precedent. This Warrant has been issued to Telebrands pursuant to the provisions of a certain Distribution Agreement dated as of October 15, 2012 by and between the Company and Telebrands (the “Distribution Agreement”). This Warrant may not be exercised by Telebrands unless and until Telebrands shall have first sold Four Million (4,000,000) Devices (as such term is defined in the Distribution Agreement (the “Condition Precedent”).

2. Exercise of Warrant.

(a) Subject to the other provisions set forth herein, this Warrant may be exercised by presentation and surrender to the Company at its principal office, or at the office of its principal stock transfer agent, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the Warrant Shares. Payment shall be made by wire transfer, electronic funds transfer or by certified or official bank check. As soon as practicable after the exercise of this Warrant, and in any event within three New York Stock Exchange, Inc. trading days, the Company shall issue and deliver to Telebrands a certificate or certificates representing the number of Shares issuable upon the exercise of this Warrant (or such lesser number as shall be indicated on the Purchase Form), registered in the name of Telebrands or his designee. Such certificate(s) shall:

(i) bear a restrictive legend restricting the transferability of such shares under the Securities Act of 1933, as amended (the “Act”);

(ii) bear a restrictive legend restricting voting and transferability of such shares under a certain Voting Trust Agreement dated as of October 15, 2012 by and among the Company and certain shareholders thereof (the “Voting Trust Agreement”); and

(iii) be delivered to, transferred to and registered in the name of, the Trustee (as such term is defined in the Voting Trust Agreement) in accordance with the provisions of the Voting Trust Agreement.

(b) If this Warrant is exercised only in part, the Company also shall issue and deliver to Telebrands a new Warrant, substantially in the form of this Warrant, covering the number of Warrant Shares which then remain issuable hereunder.

(c) The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Warrant Shares on exercise of this Warrant.

3. Reservation of Shares. The Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, for issuance on exercise of this Warrant, such number of Shares as shall be required for issuance and delivery upon exercise of this Warrant.

4. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

5. No Transfer of Warrant. This Warrant may not be sold, assigned, transferred, conveyed, pledged, hypothecated, encumbered or otherwise disposed of, in whole or in part.

6. Loss or Destruction of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall not constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

7. Rights of Telebrands. Telebrands shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of Telebrands are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

8. Anti-Dilution Rights.

(a) If at any time after the date hereof the Company declares or authorizes any dividend (other than a cash dividend), stock split, reverse stock split, combination, exchange of Shares, or there occurs any recapitalization, reclassification (including any consolidation or merger), sale or acquisition of property or stock, reorganization or liquidation, or if the outstanding Shares are changed into the same or a different number of Shares of the same or another class or classes of stock of the Company, then the Company shall cause effective provision to be made so that Telebrands shall, upon exercise of this Warrant following such event, be entitled to receive the number of shares of stock or other securities or the cash or property of the Company (or of the successor corporation or other entity resulting from any consolidation or merger) to which the Warrant Shares (and any other securities) deliverable upon the exercise of this Warrant would have been entitled if this Warrant had been exercised immediately prior to the earlier of (i) such event and (ii) the record date, if any, set for determining the stockholders entitled to participate in such event, and the Exercise Price shall be adjusted appropriately so that the aggregate amount payable by Telebrands hereof upon the full exercise of this Warrant remains the same. The Company shall not effect any recapitalization, reclassification (including any consolidation or merger) unless, upon the consummation thereof, the successor corporation or entity shall assume by written instrument the obligation to deliver to Telebrands the shares of stock, securities, cash or property that Telebrands shall be entitled to acquire in accordance with the foregoing provisions, which instrument shall contain provisions calculated to ensure for Telebrands, to the greatest extent practicable, the benefits provided for in this Warrant.

(b) If, pursuant to the provisions of this paragraph 8, Telebrands would be entitled to receive shares of stock or other securities upon the exercise of this Warrant in addition to the Shares issuable upon exercise of this Warrant, then the Company shall at all times reserve and keep available sufficient shares of other securities to permit the Company to issue such additional shares or other securities upon the exercise of this Warrant.

(c) The Company shall at any time if so requested by Telebrands furnish a written summary of all adjustments made pursuant to this paragraph 8 promptly following any such request.

9. Survival. Any obligation of the Company under this Warrant, the complete performance of which may require performance beyond the term of this Warrant, shall survive the expiration of such term.

10. Voting Trust Agreement. The Warrant Shares are subject to the provisions of the Voting Trust Agreement. The Warrant Shares shall be delivered to, transferred to and registered in the name of, the Trustee (as such term is defined in the Voting Trust Agreement) in accordance with the provisions of the Voting Trust Agreement.

11. Amendments and Waivers. The respective rights and obligations of the Company and Telebrands may be modified or waived only by a writing executed by the party against whom the amendment or waiver is to be enforced.

12. Governing Law. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the provisions regarding the conflicts of law thereof.

13. Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter.

14. Headings. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and delivered by its undersigned officer thereunto duly authorized as of October 15, 2012.

FREECAST, INC.

By:	/s/ William A. Mobley, Jr.
William A. Mobley, Jr.
Chief Executive Officer

PURCHASE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant as to _______ Shares and hereby makes payment of $ _______ in payment of the actual exercise price thereof.

INSTRUCTIONS FOR REGISTRATION OF COMMON STOCK:

Name:
(Please typewrite or print in block letters)

Address:

Dated:

Signature:

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